Exhibit 99.1

FOR IMMEDIATE RELEASE: May 26, 2020

Intelsat Opts into FCC Accelerated C-band Clearing Plan

Company mobilizes operations to accelerate C-band clearing for U.S. 5G

McLean, Va. – Intelsat, operator of the world’s largest integrated satellite and terrestrial network, today filed a written commitment with the U.S. Federal Communications Commission (FCC) to accelerate clearing of the U.S. C-band spectrum. Intelsat completed the filing in advance of the FCC’s May 29 deadline.

In March, the FCC finalized its Expanding Flexible Use of the 3.7 to 4.2 GHz Band order, which requires the lower 280 megahertz of the 3.7 to 4.2 gigahertz C-band spectrum, plus a 20 megahertz guard band, to be cleared and repurposed for use by 5G services, by relocating existing satellite services to the upper part of the band.

“As the foundational architects of satellite technology and leading experts of integrated communications technologies, Intelsat is committed to advancing – at an accelerated pace – America’s position in the race to 5G. With decades-deep institutional knowledge of the U.S. C-band, we understand what’s required to successfully and quickly transition current users, while maintaining high-quality, uninterrupted broadcast to more than 100 million American homes and businesses,” said Intelsat Chief Executive Officer Stephen Spengler.

“Intelsat has been connecting Americans with technology for more than half a century. Our expertise, innovation, and technology investments have played a critical role in driving America’s economic and national security edge for the last five decades,” continued Spengler. “We embrace America’s drive to adopt 5G and recognize the important role that Intelsat will play in accelerating the clearing of the C-Band spectrum to ensure the U.S. maintains its leadership in 5G and other advanced telecommunications technologies for decades to come.”

Intelsat has created a comprehensive transition plan to meet the requirements of the FCC order, and company representatives are collaborating with customers to ensure a smooth transition. Over the coming months, Intelsat experts will work closely with customers and with incumbent downlink earth stations throughout the continental U.S. to retune and repoint antennas, and to install 5G signal-blocking filters.

In advance of filing its transition plan with the FCC, Intelsat filed a Petition for Reconsideration requesting the FCC make very limited technical changes to the C-band order in order to mitigate potential post-transition interference and protect certain satellite control transmissions.

Intelsat was launched with President John F. Kennedy’s signing of the U.S. Satellite Communications Act into law in 1962. With administrative headquarters in McLean, Virginia, 24/7 satellite operations centers in California and Virginia, and staffed teleport locations in California, Colorado, Florida, Georgia, Hawaii and Maryland, Intelsat employs over 1,000 Americans across 11 states. Over 100 million U.S. households rely on Intelsat for their TV service, and Intelsat is the largest provider of satellite communications services to the U.S. military. Last week, Intelsat launched a new managed service for U.S. mobile operators that will help expand 4G and 5G broadband coverage to rural America.

About Intelsat:

As the foundational architects of satellite technology, Intelsat operates the world’s largest and most advanced satellite fleet and connectivity infrastructure. We apply our unparalleled expertise and global scale to connect people, businesses, and communities, no matter how difficult the challenge. Intelsat is uniquely positioned to help our customers turn possibilities into reality – transformation happens when businesses, governments, and communities use Intelsat’s next-generation global network and managed services to build their connected future. Learn more at Intelsat.com.

Media Contact:

Meghan Macdonald - Meghan.Macdonald@Intelsat.com; (571) 314-4815

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